Exhibit 99.FFF
BELLUS HEALTH INC.
275 Armand-Frappier Boulevard
Laval, Québec
H7V 4A7
July 7th, 2009
Victoria Square Ventures Inc.
Montreal, Québec
Dear Sirs:
RE:	Stand-by Purchase Agreement
BELLUS Health Inc. (the “Corporation”) proposes to effect a $12,080,018 million rights offering (the “Offering”) on the following basis: (i) the Corporation will issue to eligible holders of its issued and outstanding common shares (each a “Common Share” and collectively, the “Common Shares”) transferable rights (each a “Right” and collectively, the “Rights”) to subscribe for a maximum of 65,297,397 additional Common Shares (each a “New Share” and collectively, the “New Shares”) at a price of $0.185 per share (the “Subscription Price”), representing a 25% discount off the volume weighted average price of the Common Shares on the Toronto Stock Exchange (the “TSX”) for the five (5) trading days immediately preceding the date hereof; (ii) each eligible holder of Common Shares will be entitled to receive one Right for each Common Share held on the record date for the Offering; (iii) one and a half (1.5) Rights will entitle the holder to purchase one New Share at the Subscription Price; and (iv) any holder of Common Shares who exercises his right (the “Basic Subscription Right”) to subscribe for all of the New Shares that can be initially purchased upon exercise of all Rights issued to such holder shall be entitled to subscribe for, at the Subscription Price per share, additional New Shares (the “Additional Subscription Privilege”) in the manner to be set forth in the Final Prospectus (as defined in section 2 below). The Rights shall be in form and upon terms satisfactory to us and our counsel, acting reasonably.
Upon and subject to the following terms and conditions, Victoria Square Ventures Inc. (“VSVI”) (the “Stand-by Purchaser”) hereby agrees to subscribe for, and the Corporation hereby agrees to issue to the Stand-by Purchaser, all such number of New Shares not otherwise subscribed for pursuant to the Offering, at the Subscription Price per share, up to, but not exceeding, the Committed Amount (as defined in section 13 below) of the Stand-by Purchaser (collectively, the “Stand-by Shares”).
For the purposes of this Agreement, the terms “material change”, “material fact” and “misrepresentation” shall have the respective meanings ascribed thereto in the Securities Act (Ontario) and the term “business day” shall mean any day, other than a Saturday or Sunday, upon which banks are open for business in the City of Montreal.
The following are the terms and conditions of the agreement between the Corporation, on the one hand, and the Stand-by Purchaser, on the other hand:

1. Regulatory Approvals. The Corporation represents and warrants to the Stand-by Purchaser that: (i) it has prepared and will file contemporaneously with the execution of this Agreement with the TSX and with the Autorité des marchés financiers as reviewing authority and the securities commission or similar regulatory authority of each of the other provinces of Canada (Québec and such other provinces being collectively referred to as the “Qualifying Provinces”), a preliminary short form rights offering prospectus (in English and French, as appropriate) (the “Preliminary Prospectus”) relating to the Offering; (ii) the Preliminary Prospectus was prepared and will be filed in conformity with National Instrument 45-101 — Rights Offerings (“NI 45-101”) and National Instrument 44-101-Short Form Prospectus Distributions (“NI 44-101”); and (iii) the Corporation will file contemporaneously with the execution of this Agreement all other documents required to be filed with the Preliminary Prospectus pursuant to and in conformity with NI 45-101 and NI 44-101.
2. Rights Offering Prospectus. The Corporation shall prepare and file under NI 45-101 and NI 44-101 with the securities commission or similar regulatory authority of each of the Qualifying Provinces a final short form rights offering prospectus (in English and French, as appropriate) (the “Final Prospectus”) relating to the Offering and shall take all other steps and proceedings that may be necessary in order to effect the distribution of the Rights, New Shares, and their qualification thereunder, in each of the Qualifying Provinces in accordance with applicable securities legislation.
3. Closing Date. The closing of the subscription by the Stand-by Purchaser and the issuance by the Corporation of the Stand-by Shares pursuant to this Agreement shall be completed at the Montreal offices of Davies Ward Phillips & Vineberg LLP, counsel to the Corporation, at 8:30 a.m. (Montreal time) (the “Time of Closing”) on the same day as closing occurs under the Additional Subscription Privilege (the “Closing Date”) or at such other time, date and place as the Corporation and the Stand-by Purchaser may agree upon in writing, provided that closing of the Offering occurs not later than August 28, 2009.
4. Conditions for Purchase of Stand-by Shares. The following are conditions to the obligation of the Stand-by Purchaser to subscribe for the Stand-by Shares hereunder:
(i)	all documents required to be delivered to the Stand-by Purchaser hereunder on or prior to the Time of Closing will have been so delivered and will be in form and substance satisfactory to counsel to the Stand-by Purchaser, acting reasonably;

(ii)	the representations and warranties of the Corporation contained herein shall be true and accurate in all material respects as of the Time of Closing as if made on and as of such time, except for such representations and warranties which are stated to be qualified by materiality, in which case, such representations and warranties shall be true and correct as of the Time of Closing;

(iii)	the Corporation shall have duly fulfilled and complied with all of its covenants contained herein in all material respects;

(iv)	the Corporation will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Offering and the purchase of Stand-by Shares as contemplated in this Agreement (including, without limitation, those relating to the listing of the Rights, New Shares and Stand-by Shares on the TSX); and

(v)	the Offering shall have been completed in the manner described in the Final Prospectus.

5. Deliveries at Closing. At the Time of Closing, there shall be delivered by the Corporation to the Stand-by Purchaser, against payment by certified cheques or wire transfers to the Corporation of the aggregate subscription price for the Stand-by Shares to be purchased by the Stand-by Purchaser hereunder:
(i)	certificates representing the Stand-by Shares to be subscribed for by the Stand-by Purchaser hereunder, registered in the name of the Stand-by Purchaser; and

(ii)	the officer’s certificate referred to in section 6,
and such further documentation as may be contemplated in this Agreement or as counsel to the Stand-by Purchaser may reasonably require.
6. Certificate. The Stand-by Purchaser shall receive at the Time of Closing a certificate dated the Closing Date, addressed to the Stand-by Purchaser and signed by the Chief Executive Officer and Chief Financial Officer (or person fulfilling that function at the relevant time) of the Corporation, certifying for and on behalf of the Corporation in their capacities as officers of the Corporation, that: (i) the Corporation has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Time of Closing in all material respects; (ii) except as may have been the subject of an amendment filed with the relevant securities commissions and comparable authorities pursuant to subsection 7(iii) below, there has been no material adverse change in the business, affairs, operations, assets, financial condition, liabilities (contingent or otherwise) or capital or prospects of the Corporation and its subsidiaries taken as a whole from the date hereof to the Closing Date; (iii) the representations and warranties of the Corporation contained herein are true and correct as of the Time of Closing after giving effect to the transactions contemplated herein in all material respects, except for such representations and warranties which are stated to be qualified by materiality, in which case, such representations and warranties shall be true and correct as of the Time of Closing; and (iv) as at the Closing Date, no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation (including, without limitation, the New Shares and the Stand-by Shares) has been issued and, other than as publicly disclosed by the Corporation, no proceedings for such purpose, or for the purpose of challenging or preventing the consummation of any of the transactions contemplated in and by this Agreement or the Preliminary Prospectus or the Final Prospectus, are pending or, to the knowledge of such officers, contemplated or threatened, and with respect to such other matters as the Stand-by Purchaser may reasonably request.
7. Representations, Warranties and Covenants of the Corporation. The Corporation represents, warrants, covenants and agrees to and with the Stand-by Purchaser that:
(i)	at the time of filing and at the Time of Closing, the Final Prospectus will comply with the requirements of the securities laws pursuant to which it has been filed and the respective regulations thereunder, including NI 45-101, and will not contain any misrepresentations, provided that the foregoing shall not apply to any information or statements contained in the Final Prospectus which are derived from written information or statements relating to the Stand-by Purchaser and which have been provided by such Stand-by Purchaser to the Corporation for inclusion in the Final Prospectus;

(ii)	the Corporation has promptly informed and will promptly inform the Stand-by Purchaser in writing during the period prior to the Time of Closing of the full particulars of any material change in the assets, liabilities (contingent or otherwise), business, affairs, operations, financial condition or capital or prospects of the Corporation and its subsidiaries taken as a whole or of any change in any material fact contained or referred to in the Final Prospectus, or any amendment thereto, which is, or may be, of such a nature as to render the Final Prospectus untrue, false or misleading in a material respect or result in a misrepresentation therein;

(iii)	after the date hereof and prior to the Time of Closing, the Corporation will promptly advise the Stand-by Purchaser in writing of any change in a material fact contained in the Final Prospectus which is of such a nature as to render the Final Prospectus untrue or misleading in any material respect or result in a misrepresentation therein, and the Corporation shall prepare and file promptly with all relevant securities regulatory authorities any amendments to the Final Prospectus which may be necessary or advisable. It is understood and agreed that the Corporation shall consult with the Stand-by Purchaser as to whether, for purposes of applicable securities laws, a material change has occurred or whether a change, material fact, event or state of facts has occurred which makes untrue, false or misleading any statement of a material fact contained in the Final Prospectus or results in a misrepresentation in the Final Prospectus, including as a result of the Final Prospectus omitting to state any material fact necessary to make any statement therein not misleading in the light of the circumstances in which it was made. In any such case, the Corporation shall co-operate fully with the Stand-by Purchaser with respect to all steps that are necessary with respect to the preparation and filing of any amendment to the Final Prospectus that the Stand-by Purchaser may require;

(iv)	the Corporation will cause to be delivered to the Stand-by Purchaser without charge, as soon as is practicable, a copy of the Final Prospectus (and in the event of any amendment, of such amendment). The delivery to the Stand-by Purchaser of the Final Prospectus shall constitute the Corporation’s representation and warranty to the Stand-by Purchaser that, at the time of such delivery, the information and statements contained therein are true and correct in all material respects, contain no misrepresentations and that no material fact has been omitted therefrom which is necessary to make the statements therein not misleading in the light of the circumstances in which they were made, provided that the foregoing shall not apply to any information or statements contained in the Final Prospectus which are derived from written information or statements relating to the Stand-by Purchaser and which have been provided by such Stand-by Purchaser to the Corporation for inclusion in the Final Prospectus;

(v)	other than as has been publicly disclosed by the Corporation, there has been no material change in the assets, liabilities (contingent or otherwise), business, affairs, operations, financial condition or capital or prospects of the Corporation and its subsidiaries taken as a whole since December 31, 2008;

(vi)	the Corporation will take or cause to be taken all steps as may be necessary to ensure that the distribution of the Rights, New Shares and Stand-by Shares complies with all applicable securities laws and regulations and all published rules, policies and notices of all securities commissions, stock exchanges, securities regulatory authorities or other governmental or regulatory bodies having jurisdiction;

(vii)	after the date hereof and prior to the Time of Closing, the Corporation will immediately notify the Stand-by Purchaser in writing of any demand, request or inquiry by the TSX or any securities regulatory authority or other governmental or regulatory body concerning any matter relating to the affairs of the Corporation, the Offering or any other matter contemplated by this Agreement and of the issuance or threatened issuance by any such authority of any cease-trading or similar order or ruling relating to any securities of the

Corporation (including, without limitation, the New Shares and the Stand-by Shares). Any notice delivered to the Stand-by Purchaser as aforesaid shall contain details of the demand, request, inquiry, order or ruling in question;

(viii)	the Corporation shall cause the Rights to be listed and posted for trading on the TSX and shall cause the New Shares and Stand-by Shares to be listed as reserved for future issuance on the TSX as soon as possible following the date of this Agreement;

(ix)	rights certificates representing the Rights shall be delivered to holders of Common Shares as described in the Final Prospectus promptly following the record date for determining holders of Common Shares entitled to receive Rights and, upon such delivery, the Rights will be validly issued and outstanding and the holders thereof will be entitled to the rights and privileges relating thereto described in the Final Prospectus;

(x)	upon the exercise of the Rights in accordance with their terms, the New Shares (including the Stand-by Shares) shall be validly issued and outstanding as fully paid and non-assessable;

(xi)	the Corporation is a valid and subsisting corporation, has the necessary corporate capacity and authority to execute and deliver this Agreement and to observe and perform its obligations hereunder and has taken all necessary corporate action in respect thereof;

(xii)	except as publicly disclosed by the Corporation, no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Corporation of any Common Shares or other securities of the Corporation;

(xiii)	this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with its terms, subject only to (a) any limitation under applicable laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors’ rights, and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(xiv)	the entering into of this Agreement and the completion of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Corporation or of any agreement, written or oral, to which the Corporation is a party or by which the Corporation is bound;

(xv)	the Corporation shall cause Computershare Investor Services Inc. to deliver to the Stand-by Purchaser, as soon as is practicable following the expiry date of the Rights and again as soon as is practicable following the deadline for receipt by Computershare Investor Services Inc. of payment of the subscription price for New Shares to be purchased under the Additional Subscription Privilege, details concerning the total number of New Shares duly subscribed and paid for under the Basic Subscription Right and the Additional Subscription Privilege; and

(xvi)	the Corporation shall use such commercially reasonable efforts as the Stand-by Purchaser may reasonably request to enforce payment in respect of, or to otherwise ensure the valid exercise of, all Rights purported to be exercised under either the Basic Subscription Right or the Additional Subscription Privilege.
8. Expenses. Whether or not the issuance of the Rights and the subscription for Stand-by Shares shall be completed, all expenses of or incidental thereto and to all matters in connection with the transactions set out in this Agreement shall be borne by the Corporation, including, without limitation, the expenses payable in connection with the qualification of the Rights and New Shares and Stand-by Shares for distribution, all costs incurred in connection with the preparation and translation, if any, of the Preliminary Prospectus and Final Prospectus and in connection with the printing of the Final Prospectus, the fees and expenses of counsel to the Corporation, the reasonable fees and expenses of counsel to the Stand-by Purchaser, and all other reasonable out-of-pocket expenses of the Stand-by Purchaser. Such fees and expenses of counsel to the Stand-by Purchaser, as well as the out-of-pocket expenses of the Stand-by Purchaser, shall be paid by the Corporation no later than the earlier of the Time of Closing and the date of termination of this Agreement.
9. Termination. The Corporation agrees that the conditions contained in section 4 will be complied with so far as the same relate to acts to be performed or caused to be performed by the Corporation, that it will use its best efforts to cause such conditions to be complied with and that, if any of the said conditions are not complied with, notwithstanding any notification, information or advice by the Corporation to the Stand-by Purchaser thereof, the Stand-by Purchaser may give notice to the Corporation terminating its obligations hereunder and in such event the obligations of the Stand-by Purchaser hereunder shall be at an end. In addition, the Standby Purchaser shall be entitled, by giving written notice to the Corporation at any time prior to the Expiry Time, to terminate and cancel, without any liability on its part, its obligations under this Agreement, if, any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a governmental entity pursuant to applicable laws in relation to the Corporation or any of its subsidiaries or in relation to any of the directors and officers of the Corporation, any order is issued by a governmental entity pursuant to applicable laws, or if there is any change of law, any of which suspends or ceases trading in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Rights, New Shares or Stand-by Shares.
10. No Further Liability. In the event of any termination by the Stand-by Purchaser of its obligations under this Agreement pursuant to section 9 or 12, there shall be no further liability on the part of such Stand-by Purchaser to the Corporation or on the part of the Corporation to such Stand-by Purchaser hereunder, except the liability of the Corporation to pay the expenses and fees of such Stand-by Purchaser and the reasonable fees and expenses of counsel to the Stand-by Purchaser under section 8, which shall survive any such termination.
11. Survival of Representations and Warranties. All warranties, representations, covenants and agreements of the Corporation contained herein or contained in any document submitted pursuant to this Agreement and in connection with the transaction of purchase and sale herein contemplated shall survive the purchase of Stand-by Shares by the Stand-by Purchaser and continue in full force and effect, notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Stand-by Purchaser.
12. Breach of Agreement by the Corporation. All terms and conditions of this Agreement shall be construed as conditions, and any breach or failure to comply with any such term or condition shall entitle the Stand-by Purchaser to terminate its obligation to purchase the Stand-by Shares by written notice to that effect given to the Corporation prior to the time of Closing. It is understood that the Stand-by Purchaser may expressly waive in whole or in part, or extend the time for, compliance with any of such terms and conditions, without prejudice to the rights of such Stand-by Purchaser in respect of any other such term or condition of any other or subsequent breach or non-compliance with that or any other term or condition, provided that in order to be binding on the Stand-by Purchaser, any such waiver or extension must be in writing.
13. Committed Amounts. The obligation of the Stand-by Purchaser to subscribe for Stand-by Shares shall be limited to, and shall not exceed in the aggregate, $4,000,000 (the “Committed Amount”), and the Stand-by Purchaser shall be liable to subscribe for the Stand-by Shares, at the Subscription Price per share, up to and not exceeding, in the aggregate, the Committed Amount.
14. Representations and Warranties of the Stand-by Purchaser. The Stand-by Purchaser represents and warrants to the Corporation that:
(i)	the Stand-by Purchaser is a valid and subsisting corporation or company, as the case may be, has the necessary corporate capacity and authority to execute and deliver this Agreement and to observe and perform its obligations hereunder and has taken all necessary corporate action in respect thereof;

(ii)	this Agreement has been duly authorized, executed and delivered by the Stand-by Purchaser and constitutes legal, valid and binding obligations of the Stand-by Purchaser enforceable against the Stand-by Purchaser in accordance with its terms, subject only to (a) any limitation under applicable laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors’ rights, and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(iii)	the entering into of this Agreement and the completion of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of the Stand-by Purchaser or of any agreement, written or oral, to which the Stand-by Purchaser is a party or by which the Stand-by Purchaser is bound;

(iv)	no consent, approval, order or authorization of, or declaration with, any governmental entity is required by or with respect to the Stand-by Purchaser or any of its affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Stand-by Purchaser contemplated hereby; and

(v)	the Stand-by Purchaser has, and on the Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Closing Date) sufficient funds to make and complete the payment for the Stand-by Shares and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other person(s), and the Stand-by Purchaser acknowledges that it may, if required by the securities commission or similar regulatory authority of each of the Qualifying Provinces, in conjunction with the Corporation, be required in accordance with Section 6.1 of NI 45-101, to deliver evidence of the foregoing to the securities commission or similar regulatory authority of each of the Qualifying Provinces at or prior to the time of filing of the Preliminary Prospectus with the securities commission or similar regulatory authority of each of the Qualifying Provinces.

15. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered, in the case of the Corporation, at its address on page 1 hereof, to the attention of the President, (with a copy to Davies Ward Phillips & Vineberg LLP, 1501 McGill College Avenue, 26th Floor, Montreal, Québec  H3A 3N9, Attention: Neil Kravitz and Sébastien Roy) and in the case of the Stand-by Purchaser, as follows:
751 Victoria Square
Montreal, Quebec H2Y 2J3
Attention:     The President
With a copy to:
Heenan Blaikie LLP
1250 René-Lévesque Blvd. West
Suite 2500
Montreal, Quebec H3B 4Y1
Attention:     Andrew M. Cohen
16. Time of the Essence. Time shall be of the essence of this Agreement.
17. Canadian Currency. Unless specifically otherwise provided, all dollar amounts referred to herein are in Canadian funds.
18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Québec.
19. Language of Agreement. The parties hereby confirm their express wish that this Agreement and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’à leur demande la présente convention ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.
20. Entire Agreement. This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings. This Agreement may be amended or modified in any respect by written instrument only.
21. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.
22. Counterparts and Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which shall constitute one and the same agreement. This Agreement may be signed by telecopier or PDF e-mail and any such signature shall be valid and binding.
23. Headings. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof. The schedules to this Agreement form an integral part thereof.
24. Singular and Plural, etc. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

25. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns, provided that, except as may be provided herein, this Agreement shall not be assignable by any party without the written consent of the other party.

If the foregoing is in accordance with your understanding and agreed to by you, please signify your acceptance by signing below and returning a fully-executed copy of this letter to the Corporation. Upon receipt of a copy of this letter duly executed by the Stand-by Purchaser, this Agreement shall constitute a binding agreement between the Corporation, on the one hand, and the Stand-by Purchaser, on the other hand.

Yours very truly, BELLUS HEALTH INC.
per:	(signed) Francesco Bellini
Francesco Bellini
President and Chief Executive Officer

The foregoing accurately reflects the terms of the transactions which we are to enter into and such terms are hereby agreed to and accepted.
DATED this 7th day of July, 2009.

VICTORIA SQUARE VENTURES INC.
Per:	(signed) Peter Kruyt
	Name:	Peter Kruyt
	Title:	President and Chief Executive Officer

Per:	(signed) Stéphane Lemay
	Name:	Stéphane Lemay
	Title:	Vice-President